Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8), dated August 10, 2020, pertaining to the Novavax Inc. Amended and Restated 2015 Stock Incentive Plan of our reports dated March 11, 2020, with respect to the consolidated financial statements of Novavax Inc., and the effectiveness of internal control over financial reporting of Novavax, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2019 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Tysons, VA
August 10, 2020